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                                                                       Exhibit 5


Louis E. Stellato
Vice President, General
Counsel and Secretary


                                                               December 5, 1997

The Sherwin-Williams Company
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115

Gentlemen:

         As General Counsel for The Sherwin-Williams Company ("Company"), I am delivering this opinion for use as an exhibit to Form S-3 Registration Statement ("Registration Statement") filed with the Securities and Exchange Commission on December 5, 1997, and relating to the registration of debt securities ("Securities") under the Securities Act of 1933 in accordance with the shelf registration rules as outlined in Rule 415.

         It is my opinion that the Securities will, upon issuance and sale thereof in the manner described in the Registration Statement, be legally and validly issued and binding obligations of the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in such Registration Statement under the caption "Legal Opinion". In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                             Sincerely,

                                             /s/ Louis E. Stellato
                                             ----------------------------
                                             Louis E. Stellato